UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

 __________________

Date of report (Date of earliest event reported): July 12, 2013 biosante pharmaceuticals, inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31812	58-2301143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

210 Main Street West Baudette, Minnesota	56623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (218) 634-3500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2013, the Board of Directors (the “Board”) of BioSante Pharmaceuticals, Inc. (the “Company”) appointed Robert Schrepfer to the position of Vice President of New Business Development and Contract Manufacturing, effective August 12, 2013. In connection with the appointment, Mr. Schrepfer resigned his position as a member of the Board and its committees, effective July 12, 2013.

On July 12, 2013, the Board appointed Daniel Raynor to serve as a director of the Company, effective immediately. Mr. Raynor is expected to serve as a member of the Board’s Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee. Attached hereto as Exhibit 99.1 is a press release that the Company issued on July 16, 2013 in connection with the appointments and resignation.

The Board furthermore approved the payment of a one-time transaction bonus to Arthur Przybyl of $200,000 and to Charlotte Arnold of $100,000 in connection with the recently completed merger of ANI Merger Sub, Inc. with and into ANIP Acquisition Company. The Board also approved the grants of options to purchase the following numbers of its common stock under the Company’s 2008 Stock Incentive Plan:

Directors

Robert Brown 25,000

Thomas Penn 20,000

Tracy Marshbanks 20,000

Daniel Raynor 20,000

Fred Holubow 20,000

Ross Mangano 20,000

Executive Officers

Arthur Przybyl 575,000

Charlotte Arnold 266,000

James Marken 177,500

Robert Jamnick 177,500

The exercise price of the options is $1.06 per share, the closing price of the Company’s common stock on the Nasdaq Global Market on July 12, 2013.

The Board furthermore approved the Company’s annual management bonus program for 2013. Under this program, the target bonuses, as a percentage of base compensation, for the Company’s executive officers are as follows: Mr. Przybyl: 50%, Ms. Arnold: 40%, Mr. Marken: 30% and Mr. Jamnick: 30%. Performance targets for all executive officers are based on revenue and EBITDA.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Registrant, dated July 16, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSANTE PHARMACEUTICALS, INC.

By:	/s/ Charlotte C. Arnold
Charlotte C. Arnold
Vice President and Chief Financial Officer

Dated: July 16, 2013